Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-109980 on Form N-1A of our report dated May 20, 2009, relating to the financial statements and financial highlights of BlackRock Bond Allocation Target Shares, including Series C Portfolio, Series M Portfolio, Series N Portfolio and Series S Portfolio, appearing in the Annual Report on Form N-CSR of BlackRock Bond Allocation Target Shares, for the period ended March 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accountants”, “Financial Statements” and “Miscellaneous” in the Statement of Additional Information, all of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 29, 2009